Exhibit 10.1

SETTLEMENT AND AMENDMENT AGREEMENT

THIS SETTLEMENT AND AMENDMENT AGREEMENT (the “Agreement”), dated as of November 28, 2011, is entered into by and among Guangzhou Global Telecom, Inc., a Florida corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement, dated July 31, 2007 (the “Purchase Agreement”), among the Company and the Holders, the Holders purchased from the Company 8% Senior Secured Convertible Debentures of the Company (the “Debentures”) having an original principal amount of $3,000,000.00 and warrants exercisable for shares of Common Stock (the “Warrants”);

WHEREAS, on December 29, 2009, the Company and the Holders executed a Mutual Release and Settlement Agreement, pursuant to which the Company agreed to pay to the Holders an aggregate amount of $1,300,000 (the “Payoff Amount”) in exchange for the cancellation of:  (i) certain convertible debentures in the principal amount of $3,000,000; (ii) common stock purchase warrants to purchase a total of 156,097,534 shares of the Company’s common stock; and (iii) 32,704,376 restricted shares of the Company (“Restricted Shares”);

WHEREAS, on May 28, 2010 the Holders commenced an action in the Supreme Court of the State of New York, index number 104262-2010, due to the Company’s failure to make any payment of the Payoff Amount to the Holders (the “Litigation”);

WHEREAS, a judgment dated April 29, 2011 in the amount of $1,415,306.16 in favor of the Holders and against the Company was entered on August 5, 2011 in the Supreme Court of the State of New York (the “Judgment”); and

WHEREAS, the parties desire to amend certain of the Transaction Documents pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Holder hereby agree as follows:

1. Payment by the Company. As partial consideration for the agreements of the Holders hereunder, upon execution of the Agreement, the Company shall pay the Holders, in the aggregate, the sum of $50,000.   Within 20 business days of the execution of this Agreement, the Company shall pay the Holders, in the aggregate, the additional sum of $105,000, including $5,000 for the Holder’s legal fees and expenses as described in Section 10(d) herein. Wire instructions and respective pro-rata amounts shall be provided by the Holders in writing.

2. Surrender of Shares and Warrants.  Promptly following the payment of an aggregate of $155,000 by the Company, the Holders will surrender their respective Warrants and Restricted Shares to the Company’s counsel, Anslow & Jaclin, LLP, for cancellation.

3. Satisfaction of Judgment. Promptly following the payment of an aggregate of $155,000 by the Company, the Holders shall promptly file a satisfaction of judgment with the Supreme Court of the State of New York.

4. Amendments to the Debentures.

(a) The date included in the definition of “Maturity Date” in the second paragraph of the Debentures is hereby amended to read: November 28, 2014.

(b) Section 4(b) of the Debentures is hereby amended to read as follows:

“Conversion Price.”  The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $.10 (the “Set Price”) and (ii) 90% of the average of the VWAPs for the 5 Trading Days immediately prior to the applicable Conversion Date (such lower price, as subject to adjustment herein, the “Conversion Price”).

(c) For purposes of Sections 5(a), 5(b), 5(c) and 5(d) of the Debentures, the term “Conversion Price” shall be deemed to be the “Set Price”.

(d) Reduction in Principal Amount of Debentures.  Subject to the terms and conditions hereunder, the Holders and the Company hereby agree that the principal amount outstanding under the Debentures shall be reduced to, in the aggregate, $1,300,000.  The individual amounts of each Holder’s Debenture, as reduced pursuant to this Section, shall be as set forth on Schedule A hereto.

(e) Daily Trading Volume of the Conversion Shares.  On any given Trading Day, the Holder shall not sell in open market transactions more than a number of Conversion Shares equal to the greater of (i) 20% of the trading volume on that day, or (ii) 20% of the daily average trading volume over the prior 5 trading days, however, provided that, in either case, the minimum daily trading volume shall be no less than 500,000 shares, subject to adjustment for reverse and forward stock splits and the like.

(f) Mandatory Conversion. The Company shall have the right to force the Holders to convert the Debenture into Common Stock at such time that the VWAP of the Company’s Common Stock is no less than $1.00 per share (subject to adjustment for reverse and forward stock splits and the like) for a period of ten (10) consecutive trading days (the “Mandatory Conversion”); provided, however, during such 10 consecutive trading day period, the Equity Conditions (as defined in the original Debentures (prior to the Amended and Restated Debentures) have been met by the Company  Holders may deliver to the Company at its executive office, or to the Company’s transfer agent, as applicable, the Amended and Restated Debenture (as defined in Section 9(c)) so converted. As promptly as practicable thereafter, the Company shall issue, or shall cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.

5. SEC Reports.  On or before December 31, 2011, the Company shall become current in its reporting obligations under the Exchange Act, and shall, at all times thereafter, remain current in accordance with the rules and regulations of the Commission and its obligations under the Exchange Act.

6. IR Firm.  On or before the earlier of (i) December 15, 2011 or (ii) the 30th calendar day following the date the Company becomes current in its filing obligations under the Exchange Act, the Company shall hire an investor relations firm, specializing in small-cap and micro-cap public companies, with a term of engagement of not less than 12 months.

7. Merger with New Company (“Newco”).  On or before January 31, 2012 (subject to SEC or any other regulatory approval), the Company and Newco shall have consummated a merger transaction (the “Merger”) whereby the business of Newco is acquired by the Company.  In addition, as a part of the Merger, Newco and its direct and indirect subsidiaries, if any, shall deliver each holder a Guarantee, in the form of the Subsidiary Guarantee attached to the Purchaser Agreement, and shall comply with all terms and conditions of the Security Agreement, including, without limitation, the granting of a first priority lien in their respective assets to the Holders.

8. Settlement of Litigation.  Upon compliance with the terms, conditions, and covenants in this Agreement, the Holders shall promptly file a satisfaction of judgment with the Supreme Court of the State of New York.  Such filing is expressly conditioned upon the Company’s performance of such terms, conditions, and covenants.  There shall be no settlement of the Litigation until such time as the Company complies with all of the terms, conditions, and covenants of this Agreement.  The Holders reserve the right to take any and all actions to enforce the Judgment in the event that the Company does not comply with such terms, conditions, and covenants.

9. The Company hereby makes to the Holders the following representations, warranties and covenants:

(a) Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c) Issuance of the Amended Debentures.  Within 5 Business Days following effectiveness of the filing of the satisfaction of judgment referred to in Section 7, the Company shall issue each Holder an Amended and Restated Debenture, in the form of the Debentures, but reflecting the amendments hereunder (the “Amended and Restated Debentures”).  The Amended and Restated Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Underlying Shares, when issued in accordance with the terms of the Amended and Restated Debentures, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares sufficient for the conversion in full of the Amended and Restated Debentures.

(d) Equal Consideration.  No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e) Survival and Bring Down.  All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The  Company expressly reaffirms that, except as set forth in the disclosure schedules attached hereto (if any), each of the representations and warranties set forth in the  Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

(f) Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) shall tack back to the original issue date of the Debentures.

(g) No Novation.  The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the Debentures.  The Amended and Restated Debentures shall not constitute a novation or satisfaction and accord of any of the Debentures.  The Company hereby acknowledges and agrees that the Amended and Restated Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document (as defined in the  Purchase Agreement) or otherwise constitute a novation of its obligations thereunder.

10.  Miscellaneous.

(a) The foregoing waivers and amendments shall not be effective unless and until all Holders shall have agreed to the terms and conditions hereunder.  In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder.  Further, the respective amendments, agreements and waivers of the Holders shall be null and void unless the Company has effected the Merger and performed the other obligations under Sections 1, 5 and 6 by November 15, 2011.   Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(b) This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c) The Company shall, on or before 8:30 AM (NY time) on the 4th Trading Day following the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement thereto.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

(d) The Company has agreed to reimburse the Holders $5,000 for its legal fees and expenses, none of which has been paid prior to the date hereof.  Such amount is included in the amount stated in Section 1 above.  Except as set forth in the preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(e) The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

GUANGZHOU GLOBAL TELECOM, INC.

By: /s/ Li Yan Kuan
Name: Li Yan Kuan
Title: CEO

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE
OF HOLDER TO
SETTLEMENT AND AMENDMENT AGREEMENT
AMONG THE COMPANY  AND
THE HOLDERS THEREUNDER

Name of Holder: Enable Growth Partners, LP

By: /s/ Mitch Levine
Name: Mitch Levine
Title: CEO/Managing Partner

Name of Holder: Enable Opportunity Partners, LP

By: /s/ Mitch Levine
Name: Mitch Levine
Title: CEO/Managing Partner

Name of Holder: Pierce Diversified Strategy Master Fund, LLC Ena

By: /s/ Mitch Levine
Name: Mitch Levine
Title: CEO/Managing Partner